Exhibit 107.1
CALCULATION OF FILING FEE TABLE

Form S-8
(Form type)

Cardinal Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Cardinal Health 401(k) Savings Plan (common shares, without par value)	Rule 457(c) and 457(h)	5,000,000	$75.62	$378,100,000	$110.20 per $1,000,000	41,666.62
Equity	Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (common shares, without par value)	Rule 457(c) and 457(h)	150,000	$75.62	$11,343,000	$110.20 per $1,000,000	$1,250.00
Total Offering Amounts					$389,443,000		$42,916.62
Total Fee Offsets							-
Net Fee Due							$42,916.62

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also includes additional common shares, without par value, of Cardinal Health, Inc. ("common shares") as may become issuable pursuant to the anti-dilution provisions of the Cardinal Health 401(k) Savings Plan and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico or as may otherwise be attributable to such common shares as a result of a stock split, stock dividend, or similar transaction.

(2)
Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the common shares on the New York Stock Exchange on November 1, 2022, within five business days prior to filing.